Exhibit 99.1

JOANN Announces 10% Dividend Increase

HUDSON, OH (February 24, 2022) — The Board of Directors of JOANN (NASDAQ: JOAN) has voted to increase the quarterly dividend on the Company’s common shares by 10% to 11 cents per common share.

“Our dividend increase and our attractive dividend yield are integral to our capital allocation strategy,” said Matt Susz, JOANN’s chief financial officer. “This action demonstrates our continued commitment to return capital to shareholders. We also remain focused on further debt reduction and using our free cash flow to invest in other strategic initiatives, including our store refresh program.”

The dividend is payable on April 8, 2022 to shareholders of record at the close of business March 25, 2022.

About JOANN

For more than 75 years, JOANN has inspired creativity in the hearts, hands, and minds of its customers. From a single storefront in Cleveland, Ohio, the nation’s category leader in sewing and fabrics and one of the fastest growing competitors in the arts and crafts industry has grown to include 848 stores across 49 states and robust e-commerce business. With the goal of helping every customer find their creative Happy Place, JOANN serves as a convenient single source for all of the supplies, guidance, and inspiration needed to achieve any project or passion.

Investor Relations Contacts:

Ajay Jain

ajay.jain@joann.com

330-463-8585

Corporate Communications:

Amanda Hayes

amanda.hayes@joann.com

216-296-5887